EXHIBIT 99.1

NEWS
FOR IMMEDIATE RELEASE

VEECO appoints john p. kiernan

Senior vice president and chief financial officer

Plainview, N.Y., January 2, 2020 – Veeco Instruments Inc. (NASDAQ: VECO) announced today that John P. Kiernan, 57, was promoted to Senior Vice President and Chief Financial Officer (CFO) effective January 1, 2020. Kiernan, previously SVP of Finance, Chief Accounting Officer and Treasurer, succeeds Shubham (Sam) Maheshwari, who recently announced his resignation from Veeco. Kiernan will now have responsibility for all Finance, Tax, Treasury and Investor Relations functions.

“John and I have a strong partnership built over the last 15 years,” commented William J. Miller, Ph.D., Veeco’s Chief Executive Officer. “Veeco’s Board of Directors and I are highly confident in his ability to help execute our transformation strategy and to drive future growth. I would like to thank Sam for his significant contributions to Veeco and wish him the best in his future endeavors.”

Since joining Veeco in 1994, Kiernan has held financial leadership roles of increasing responsibility including leading the controller, financial planning and analysis, tax and treasury teams. Kiernan also has significant operational experience including international assignments. Before joining Veeco, he was a Senior Manager at Ernst & Young LLP. Kiernan is a CPA and holds a Bachelor of Science in Accounting from Long Island University.

Kathleen Bayless, Chair of the Audit Committee of Veeco’s Board of Directors, added, “John’s exceptional financial acumen, strong leadership qualities and deep understanding of Veeco’s business make him the ideal CFO for the Company.”

"I am excited to be taking on additional responsibilities as we apply Veeco’s high value technology solutions to capitalize on significant opportunities,” said Kiernan. "I look forward to continuing to partner with Bill and our leadership team as we leverage our technology investments in select growth markets, carefully manage our expenses, and improve our financial performance.”

About Veeco

Veeco (NASDAQ: VECO) is an innovative manufacturer of semiconductor process equipment. Our proven ion beam, laser annealing, lithography, MOCVD, and single wafer etch & clean technologies play an integral role in the fabrication and packaging of advanced semiconductor devices. With equipment designed to optimize performance, yield and cost of ownership, Veeco holds leading technology positions in the markets we serve. To learn more about Veeco’s systems and service offerings, visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management's Discussion and Analysis sections of Veeco's Annual Report on Form 10-K for the year ended December 31, 2018 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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Veeco Contacts:

Investors:	Anthony Bencivenga | (516) 252-1438 | abencivenga@veeco.com
Media:	Kevin Long | (516) 714-3978 | klong@veeco.com